Adobe Inc.
2019 Equity Incentive Plan

2020 Performance Share Program

Adopted: January 24, 2020

1.Purpose. The Adobe Inc. 2020 Performance Share Program (the “Program”), established under the Adobe Inc. 2019 Equity Incentive Plan (the “Plan”), is intended to provide equity incentive compensation to individuals who make a significant contribution to the performance of Adobe Inc. (the “Company”). Program objectives are to: (a) focus key Employees on building stockholder value, (b) provide significant award potential for achieving outstanding Company performance, and (c) enhance the ability of the Company to attract and retain highly talented and competent individuals.

2.	Definitions.

Defined terms not explicitly defined in this Program but defined in the Plan will have the same definitions as in the Plan.

(a)    “Actual Award” means the number of shares of Stock subject to an Award of Performance Shares credited under the Program to a Designated Participant following a Performance Period, based on achievement of applicable Performance Goals during a Performance Period.

(b)	“Board” means the Board of Directors of the Company.

(c)    “Certification Date” means the date on which the Committee certifies the achievement of the Performance Goal(s) following the applicable Performance Period with respect to an Award.

(d)    “Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan.

(e)    “Disability” means, with respect to a Designated Participant, the inability of such Designated Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, as provided in Sections 22(e)(3) and 409A(a)(2)(C)(i) of the Code.

(f)    “Designated Participant” means a key Employee of the Company or any other Participating Company who is designated by the Committee in writing to participate in the Program.

(g)    “Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Designated Participant’s right to an Actual Award. At the discretion of the Committee, a Performance Period may be divided into shorter periods (for example, fiscal quarters of the Company) over which the attainment of one or more Performance Goals will be measured.

(h)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

3.	How Awards Are Earned Under the Program.

(a)    General Program Description. The Program provides the opportunity for certain key Employees to earn shares of Stock based on the performance of the Company. In general, the Committee will select certain key Employees to participate in the Program at the beginning of a Performance Period. Upon selection to participate in the Program, each such Designated Participant will be granted an Award pursuant to which a specified number of shares of Stock can be earned as an Actual Award by such Designated Participant if (i) specified levels of applicable Performance Goals are achieved during the Performance Period, and (ii) except as otherwise set forth in an Award Agreement, the Designated Participant continues to render Service during the entire Performance Period and any applicable vesting period, as determined by the Committee. If the Performance Goal(s) require a specified threshold level of achievement and such threshold Performance Goal is not achieved during the Performance Period, the Designated Participant will not earn any shares of Stock under such Award. The methodology for determining the number of shares of Stock that may become eligible to be earned based on the levels of achievement of the Performance Goals under an Award and the Actual Award, if any, that will become payable to a Designated Participant in respect of a Performance Period is set forth in the attached Exhibit A. In no event may an Award of Performance Shares be granted to a Designated Participant such that the number of shares of Stock that could be earned by such Designated Participant thereunder would exceed one million five hundred thousand (1,500,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Actual Award (subject to adjustment as provided in Section 4.2 of the Plan). For avoidance of doubt, if an Award of Performance Shares is granted with a Performance Period covering three fiscal years, then the Actual Award would be capped at four million five hundred thousand (4,500,000) shares of Stock.

(b)    Designated Participants. Each key Employee of the Company or any other Participating Company who is designated by the Committee in writing for participation in the Program for a particular Performance Period will be eligible to earn shares of Stock pursuant to Awards with respect to such Performance Period. The Committee may designate a key Employee who commences Service after the beginning of a particular Performance Period as eligible to receive a prorated Award for such Performance Period. The determination as to whether an individual is a Designated Participant will be made by the Committee, in its sole discretion, and such determination will be binding and conclusive on all persons.

No Employee will have any right to be a Designated Participant in the Program, to continue as a Designated Participant, or to be granted an Award or to earn an Actual Award under the Program. The Company is not obligated to give uniform treatment (e.g., number of shares subject to Awards) to Employees or Designated Participants under the Program. Participation in the Program as to a particular Performance Period does not convey any right to participate in the Program as to any other Performance Period.

(c)    Performance Goals. The Performance Goals for a particular Performance Period and their relative weights, if any, are determined by the Committee, in its sole discretion. The Committee also may establish, in its sole discretion, Performance Goals for annual, quarterly or other periods within the applicable Performance Period. The Performance Goals for a Performance Period or for shorter periods within a Performance Period are not required to be identical to the Performance Goals for any other Performance Period or shorter period within a Performance Period. The Committee may establish Performance Goals for the Company that differ from those established for one or more other Participating Companies and may establish different Performance Goals for each Designated Participant or for groups of Designated Participants.

4.	Other Program Provisions.

(a)    Distribution of Actual Awards. Assessment of actual performance, determination of Actual Awards and the distribution of shares of Stock in respect of Actual Awards will be subject to (i) certification by the Committee that the applicable Performance Goals and other terms of the Program have been met, and (ii) the Designated Participant’s continued Service through any applicable vesting period. Unless an Award Agreement provides otherwise, shares of Stock that are credited to a Designated Participant as an Actual Award will be distributed to the Designated Participant (or the Designated Participant’s heirs in the case of death) within thirty (30) days following the applicable vesting date. It is the intent that this Program comply with the requirements of Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

(b)    Withholdings. Subject to Section 13 of the Plan and the applicable Award Agreement, the Company will withhold shares of Stock otherwise deliverable to the Designated Participant in satisfaction of any federal, state or local tax withholding obligation relating to the delivery of Stock under the Actual Award, but the Company will not withhold a number of shares with a fair market value in excess of the applicable tax withholdings determined by application of the minimum required statutory rates; provided, however, that the Company may determine such amount by considering other applicable withholding rates up to the maximum rate applicable in the jurisdiction of the Designated Participant.

(c)    Employment and Termination. In order to receive shares of Stock in respect of an Actual Award under the Program, a Designated Participant must continue to render Service to the Company or any other Participating Company during the entire Performance Period, and for any applicable vesting period as determined by the Committee, except as otherwise provided under the terms of the applicable Award Agreement.

(d)    No Employment or Service Rights. Nothing in the Program or any instrument executed or Award granted pursuant to the Program will (i) confer upon any Employee or Designated Participant any right to continue to be retained in the employ or service of the Company or any other Participating Company, (ii) change the at-will employment relationship between the Company or any other Participating Company and an Employee or Designated Participant, or (iii) interfere with the right of the Company or any other Participating Company to discharge any Employee, Designated Participant or other person at any time, with or without cause, and with or without advance notice.

(e)    Program Administration. The Committee will be responsible for all decisions and recommendations regarding Program administration and retains final authority regarding all aspects of Program administration, the resolution of any disputes, and the application of the Program in any respect to a Designated Participant. All determinations and interpretations made by the Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Committee may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any then-outstanding Award unless (i) expressly provided by the Committee and (ii) with the consent of the Participant, unless such action is necessary to comply with any applicable law, regulation or rule.

(f)    Stockholder Rights. No Designated Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to an Award (including, without limitation, the right to receive dividends) unless and until such Designated Participant has received an Actual Award under the Program, has vested in the shares subject to the Actual Award and has received delivery of such shares.

(g)    Recoupment. Any amounts paid, or shares of Stock issued, under the Program will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

(h)    Validity. If any provision of the Program is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Program.

(i)    Governing Plan Document. The Program is subject to all the provisions of the Plan and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Plan. In the event of any conflict between the provisions of the Program and those of the Plan, the provisions of the Plan will control.

EXHIBIT A

2020 PERFORMANCE SHARE PROGRAM AWARD CALCULATION METHODOLOGY

Parameter	Description
Designated Participants	Certain Vice Presidents and above (or equivalent) as designated by the Committee.
Award Agreements
Each Designated Participant will be eligible to earn shares of Stock pursuant to an Award of Performance Shares. Each Award will be approved by the Committee and set forth in each Award Agreement. Each Award Agreement will set forth the Award’s Target Number of Shares of Stock (the “Target Shares”).

Performance Share Award
Performance Period: The Company’s fiscal years 2020 through 2022.
Performance Goal: The number of shares of Stock that may be earned under an Award is determined by the level of achievement, over the Performance Period, of the total stockholder return (“TSR”) of the Company as compared to the TSR of the companies that, as of November 30, 2019, comprise the NASDAQ-100 Index (the “Index Companies,” as listed below), expressed in terms of the Company’s percentile rank (“Percentile Rank”) among the Index Companies. For the avoidance of doubt, the Percentile Rank calculation will be inclusive of Adobe’s TSR. The TSR of the Company and each Index Company will be measured as: The ninety (90) consecutive calendar day average closing sales price of a share of the applicable company’s common stock ending on November 29, 2019, as adjusted for dividends and stock splits, as applicable, compared to the ninety (90) consecutive calendar day average closing sales price of a share of such company’s common stock ending on December 2, 2022, as adjusted for dividends and stock splits, as applicable.

Upon achievement of the Target Percentile Rank, which is the 50th Percentile, 100% of the Target Shares will become eligible to be earned. For each Percentile Rank achieved by the Company below the Target Percentile Rank (but not below the Threshold Percentile Rank, which is the 25th Percentile), the number of shares of Stock that will become eligible to be earned will be decreased by increments of two and one- half percent (2.5%), rounded up to the nearest whole percent. As an example, if the Company achieves the 43rd Percentile Rank, then 83% of the Target Shares will become eligible to be earned: 100%-((50-43)*2.5%)=82.5%, rounded up to 83%.

If the Percentile Rank achieved by the Company is below the Threshold Percentile Rank, no shares of Stock subject to the Award will become eligible to be earned.

If the Company’s TSR is not positive, then the maximum number of shares of Stock that may become eligible to be earned will be capped at 100% of the Designated Participant’s Target Shares.

If the Company’s TSR is positive, the Company’s achievement of a Percentile Rank that exceeds the Target Percentile Rank will increase the number of shares of Stock that will become eligible to be earned by increments of two and one-half percent (2.5%), rounded up to the nearest whole percent; provided, however, that the maximum number of shares of Stock that may become eligible to be earned will be capped at 200% of the Designated Participant’s Target Shares.

The table below provides examples of the number of Shares that would be earned under an Award upon the Company’s achievement of TSR resulting in the following Percentile Rank as compared to each of the Index Companies’ TSRs:

	Company Percentile Rank as Compared to Index Companies	Shares of Stock That May Be Earned (as a Percentage of Target Shares)
	Below 25th (“Threshold Percentile Rank”)	0%
	25th	38%
	35th	63%
	50th (“Target Percentile Rank”)	100% (Maximum if Company TSR is not positive)
	75th	163% (Only if Company TSR is positive)
	90th	200% (Only if Company TSR is positive)
	100th	200% (Only if Company TSR is positive)
Actual Award Determination
Any partial share of an Actual Award will be rounded down to the next whole share.
In no event will an Actual Award exceed one million five hundred thousand (1,500,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Actual Award (subject to adjustment as provided in Section 4.2 of the Plan).

Index Companies
If any of the Index Companies listed below no longer has a measurable TSR (e.g., delisted or acquired) as of the date of calculation of the achievement of the Performance Goal by the Company following the Performance Period, such Index Company will be removed from the calculation.

There are 103 equity securities in the NASDAQ 100 as of November 30, 2019.

NASDAQ-100 Index Companies as of November 30, 2019:

	Ticker	Company		Ticker	Company
1	ATVI	Activision Blizzard Inc.	53	KHC	Kraft Heinz Company
2	ADBE	Adobe Inc.	54	LRCX	Lam Research Corporation
3	AMD	ADV Micro Devices	55	LBTYA	Liberty Global plc
4	ALXN	Alexion Pharmaceuticals Inc.	56	LBTYK	Liberty Global plc
5	ALGN	Align Technology Inc.	57	LULU	Lululemon Athletica
6	GOOGL	Alphabet Inc.	58	MAR	Marriott International
7	GOOG	Alphabet Inc.	59	MXIM	Maxim Integrated Products Inc.
8	AMZN	Amazon.com Inc.	60	MELI	MercadoLibre Inc.
9	AAL	American Airlines Group Inc.	61	MCHP	Microchip Technology Incorporated
10	AMGN	Amgen Inc.	62	MU	Micron Technology Inc.
11	ADI	Analog Devices Inc.	63	MSFT	Microsoft Corporation
12	AAPL	Apple Inc.	64	MDLZ	Mondelez International Inc.
13	AMAT	Applied Materials Inc.	65	MNST	Monster Beverage Corporation
14	ASML	ASML Holding NV	66	MYL	Mylan N.V.
15	ADSK	Autodesk Inc.	67	NTAP	Netapp, Inc.
16	ADP	Automatic Data Processing Inc.	68	NTES	NetEase Inc.

17	BIDU	Baidu, Inc.	69	NFLX	Netflix Inc.
18	BIIB	Biogen Inc.	70	NLOK	Nortonlifelock Inc.
19	BMRN	BioMarin Pharmaceutical Inc.	71	NVDA	NVIDIA Corporation
20	BKNG	Booking Holdings Inc.	72	NXPI	NXP Semiconductors NV
21	AVGO	Broadcom Inc.	73	ORLY	O'Reilly Automotive Inc.
22	CDNS	Cadence Design Systems Inc.	74	PCAR	PACCAR Inc.
23	CERN	Cerner Corporation	75	PAYX	Paychex Inc.
24	CHTR	Charter Communications Inc.	76	PYPL	PayPal Holdings Inc.
25	CHKP	Check Point Software Technologies Ltd.	77	PEP	PepsiCo Inc.
26	CTAS	Cintas Corporation	78	QCOM	Qualcomm Inc.
27	CSCO	Cisco Systems Inc.	79	REGN	Regeneron Pharmaceuticals Inc.
28	CTXS	Citrix Systems Inc.	80	ROST	Ross Stores Inc.
29	CTSH	Cognizant Technology Solutions Corporation	81	SIRI	Sirius XM Holdings Inc.
30	CMCSA	Comcast Corporation	82	SWKS	Skyworks Solutions Inc.
31	COST	Costco Wholesale Corp.	83	SBUX	Starbucks Corporation
32	CSX	CSX Corporation	84	SNPS	Synopsys Inc.
33	DLTR	Dollar Tree Inc.	85	TMUS	T-Mobile US Inc.
34	EBAY	eBay Inc.	86	TTWO	Take-Two Interactive Software Inc.
35	EA	Electronic Arts Inc.	87	TSLA	Tesla Inc.
36	EXC	Exelon Corp.	88	TXN	Texas Instruments Incorporated
37	EXPE	Expedia Inc.	89	TCOM	Trip.com Group Ltd.
38	FB	Facebook Inc.	90	FOXA	Twenty-First Century Fox Inc.
39	FAST	Fastenal Company	91	FOX	Twenty-First Century Fox Inc.
40	FISV	Fiserv Inc.	92	ULTA	Ulta Beauty Inc.
41	GILD	Gilead Sciences Inc.	93	UAL	United Airlns HLD
42	HAS	Hasbro Inc.	94	VRSN	Verisign, Inc.
43	HSIC	Henry Schein Inc.	95	VRSK	Verisk Analytics Inc.
44	IDXX	IDEXX Laboratories Inc.	96	VRTX	Vertex Pharmaceuticals Incorporated
45	ILMN	Illumina Inc.	97	WBA	Walgreens Boots Alliance Inc.
46	INCY	Incyte Corporation	98	WDC	Western Digital Corp.
47	INTC	Intel Corporation	99	WLTW	Willis Towers WTS
48	INTU	Intuit Inc.	100	WDAY	Workday, Inc.
49	ISRG	Intuitive Surgical Inc.	101	WYNN	Wynn Resorts Limited
50	JBHT	J.B. Hunt Transport Services Inc.	102	XEL	Xcel Energy Inc.
51	JD	JD.com Inc.	103	XLNX	Xilinx Inc.
52	KLAC	KLA-Tencor Corporation